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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Alleghany Corporation:


We consent to the incorporation by reference in the Registration Statement No. 333-57133 on Form S-8 of our report dated June 15, 2001 relating to the statements of net assets available for benefits of Alleghany Asset Management Savings and Profit Sharing Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years ended December 31, 2000 and 1999, which appear in the Annual Report on Form 11-K of the Alleghany Asset Management Savings and Profit Sharing Plan for the fiscal year ended December 31, 2000.


                                                /s/ KPMG LLP


Chicago, Illinois
June 25, 2001